Exhibit 4.9

ARM HOLDINGS PLC

RULES OF THE ARM HOLDINGS PLC EMPLOYEE STOCK PURCHASE PLAN

Directors’ Adoption:	7 August 2024
Shareholders’ Approval	11 September 2024
Expiry Date:	11 September 2034

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ARM Holdings plc Employee Stock Purchase Plan Rules
1.Meaning of words used
1.1In these Rules:
"Acquiring Company" means a person who obtains or has obtained Control of the Parent;
"ADS" means an American Depositary Share representing Shares;
"Beneficial Ownership" has the meaning defined in Rule 13d-3 under the Securities Exchange Act of 1934;
"Board of Directors" means the Board of Directors of the Parent (or a duly authorised committee);
"Cash Equivalent" means the amount, if any, by which the Fair Market Value on the date of exercise exceeds the Option Price, multiplied by the number of Shares in respect of which the Option is duly exercised on that occasion;
"Change in Control" means the acquisition by any person of Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Parent's then outstanding securities, excluding:
(i)any acquisition by the Parent;
(ii)any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent or any of its Subsidiaries;
(iii)the acquisition of Beneficial Ownership of securities possessing more than 50% of the total combined voting power of Softbank's then outstanding securities;
(iv)a Shareholder Transfer, provided that if a transferee acquires Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Parent's then outstanding securities subsequently ceases to be directly or indirectly controlled by SoftBank (including, without limitation, through ownership or control of such transferee's manager or investment adviser), such loss of control of SoftBank shall not constitute a Change in Control;
(v)any transfer of Shares by SVF to its limited partners pursuant to the terms of the limited partnership agreement constituting SVF; and
(vi)any charge, mortgage or other security interest over Shares (or shares in a holding company of the Parent) granted from time to time by the holder of such shares to any

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person, other than by the sale of appropriation of such Shares for value in circumstances where the relevant charge, mortgage or other security interest has become enforceable;
"Code" means the US Internal Revenue Code of 1986, as amended;
"Committee" means the Remuneration Committee of the Board of Directors, or a sub-committee of it, or another committee or body authorised to operate the Plan as may be appointed by the Board of Directors;
"Compensation" means the amount of gross base pay, prior to salary reduction pursuant to either Section 125 or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, company pension contributions, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains from stock options or awards and similar items payable to that person by any member of the Group;
"Dealing Day" means any business day on which the NASDAQ stock exchange (or, if relevant and the Committee so determines, any stock exchange nominated by the Committee on which the Shares or ADSs, as appropriate, are traded) is open for trading;
"Designated Subsidiary" means any present or future Subsidiary that is designated from time to time, whether before or after the Plan is approved by shareholders, to participate in the Plan by the Board of Directors or by the Committee;
"Exchange Rate" means the exchange rate designated by the Committee from time to time for the purpose of converting US dollars into British pounds or British pounds into US dollars, as appropriate;
"Exercise Date" means, in relation to an Option, the last day of the Offering Period for that Option;
"Fair Market Value" means an amount equal to:
(i)the closing price of a Share quoted on the NASDAQ stock exchange for the preceding Dealing Day; or
(ii)where relevant, the closing price of an ADS quoted on the NASDAQ stock exchange for the preceding Dealing Day, or, if the Shares or ADSs, as appropriate, are not traded on such exchange, the market value of a Share or ADS, as appropriate, as determined in good faith by the Committee PROVIDED THAT such amount or value is not less than the fair market value of a Share or ADS for the purpose of the Code;

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"Group" means the Parent and any Subsidiary and the expression "Group Company" shall be construed accordingly;
"New Option" means a new option to acquire shares in an Acquiring Company (or another body corporate determined by the Acquiring Company), granted in consideration for the release of a subsisting Option, which:
(i)is equivalent in all material respects with the corresponding released Option (as determined by the Committee);
(ii)is treated as having been acquired at the same time as the corresponding released Option; and
(iii)is governed by the Plan as if references to Shares were references to the shares over which the New Option is granted and, except in relation to the definition of "Committee" for the purposes of Rules 18.1.1, 18.1.5 and this definition of "New Option", references to the Parent were references to the Acquiring Company (or the body corporate determined by the Acquiring Company, as appropriate);
"Offering" means an offering under Rule 5;
"Offering Date" means the commencement date of the relevant Offering Period;
"Offering Period" means the period, as determined by the Committee in accordance with Rule 5, over which employees agree to payroll deductions in connection with the Plan;
“Omnibus Plan” means the Arm Holdings plc 2023 Omnibus Incentive Plan with Non-Employee Sub-Plan and the France and Israel Sub-Plans;
"Option" means a right to acquire Shares under the Plan;
"Option Price" means the purchase price for each Share which may be purchased under an Option, as determined by the Committee on the Offering Date, and which may be determined:
(i)as a proportion (to be not less than eight five percent (85%)) of the Fair Market Value on the Offering Date;
(ii)as a proportion (to be not less than eighty five percent (85%)) of the Fair Market Value on the Exercise Date (or exercise date under Rule 18); or
(iii)as the lower of the amounts in (i) and (ii),

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PROVIDED THAT, in the case of an Option to subscribe, the purchase price for each Share is not less than the nominal value of a Share unless (and to the extent that) the Board of Directors gives an Undertaking;
"Parent" means ARM Holdings plc, registered in England and Wales under number 11299879;
"parent corporation" means a "parent corporation", as defined in Section 424(e) of the Code, with respect to the Parent;
"Participant" means a person to whom an Option has been granted or, if that person has died and where the context requires, their designated beneficiary (as described in Rule 14.2);
"Plan" means the ARM Holdings plc Employee Stock Purchase Plan as set out in these Rules (including any schedules), as amended from time to time;
"Service Requirement" means any period of employment within the Group as the Committee in its absolute discretion may determine is required and, unless otherwise determined, no such period of employment shall be required;
"Share" means an ordinary share in the capital of the Parent and, where the context requires, includes an ADS representing Shares;
"Shareholder Transfer" means any transfer of Shares between Kronos II LLC and SVF HoldCo (UK) Limited and/or each of such entities' respective affiliates, provided that in the case of any transfer pursuant to which the transferee acquires Beneficial Ownership of securities possessing more than 50% of the total combined voting power of the Parent's then outstanding securities, such transferee is indirectly or directly controlled by SoftBank (including, without limitation, through ownership or control of such transferee's manager or investment adviser);
"SoftBank" means SoftBank Group Corp., a corporation incorporated under the laws of Japan, or any successor entity;
"Sub-plan" means any sub-plan set out in a schedule to this Plan that is not intended to qualify under Section 423 of the Code and that provides for the grant of rights to acquire Shares (or cash) in accordance with rules set out in that schedule;
"Subsidiary" means a "subsidiary corporation", as defined in Section 424(f) of the Code, with respect to the Parent;
"SVF" means SoftBank Vision Fund L.P. ("Vision Fund"), SoftBank Vision Fund II-2 L.P. ("Vision Fund II") or any successor fund established in relation to Vision Fund or Vision Fund II, the general partner, advisor or manager of which is a direct or indirect subsidiary of

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SoftBank (or, in each case, any of their affiliates thereof, or any alternative investment vehicle or similar entity established in relation thereto);
"Tax Liability" means a liability of any Group Company (or former Group Company) to account for any taxes, duties, levies, employee's social security contributions or other amounts (wherever arising) in respect of an Option (including the grant, vesting, exercise, assignment or release of the Option) or the acquisition of Shares or of any interest in Shares or the payment of any cash amounts in connection with the Plan or otherwise in connection with a Participant's participation in the Plan. References to social security contributions include anything which, in the opinion of the Parent, is reasonably comparable to social security contributions;
"Treasury Shares" means Shares in the Parent as referred to in section 724 of the UK Companies Act 2006;
"UK" means the United Kingdom;
"Undertaking" means, in relation to an Option, an undertaking that upon the exercise of such Option, arrangements will be made for the capitalisation of undistributed profits or reserves of the Parent of an amount equal to the amount by which the aggregate Option Price is less than the aggregate nominal value of the Shares to be issued upon such exercise; and
"US" means the United States of America.
1.2In the Plan, except insofar as the context otherwise requires:
1.2.1words denoting the singular shall include the plural and vice versa;
1.2.2words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;
1.2.3references to any enactment or statutory requirement, shall be construed as a reference to that enactment or requirement as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under it; and
1.2.4headings are provided for reference only and shall not be considered as part of the Plan.
2.Purpose
The purpose of the Plan is to provide employees of Parent or Designated Subsidiaries with the opportunity to purchase Shares through voluntary payroll deductions. The Plan (but without any of its Schedules) is intended to constitute an "employee stock purchase plan"

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within the meaning of Section 423 of the Code and, where relevant, shall be interpreted in accordance with that intent. Participation may also be offered under a Sub-plan.
3.Administration
3.1The Plan will be administered by the Committee. The Committee has authority to make rules and regulations for the administration of the Plan. The Committee may delegate its administrative responsibilities under the Plan to the extent permissible under applicable law.
3.2If any question or dispute arises as to the interpretation of the Plan or any rules, regulations or procedures relating to it, the decision of the Committee shall be final and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, including any Option.
3.3The cost of establishing and operating the Plan shall be borne by the Parent and/or any Designated Subsidiary in such proportions as the Committee shall determine.
4.Shares
4.1Number of Shares available under this Plan and for each Offering
4.1.1The number of Shares that may be granted under this Plan shall be equal to the number of shares available pursuant to the Omnibus Plan (and any subsequently adopted and shareholder approved successor plans) and each Share issued hereunder shall reduce the number of shares available under the Omnibus Plan or its successor plans. For the avoidance of doubt, if Options granted under this Plan lapse, the Shares that were subject to those Options may be used again for the purposes of this limit.
4.1.2Subject to the limits contained in Rules 4.1.1, 8 and 11, the maximum number of Shares that may be awarded to a Participant in any Offering Period shall not exceed a number of Shares determined by the Committee in advance of any such Offering.
5.Offerings
The Parent will make one or more Offerings to eligible employees to purchase Shares under the Plan. Each Offering will be for any period of between six (6) and twenty four (24) calendar months as determined by the Committee from time to time.
6.Eligibility
All permanent employees (including employees who are also directors) of Parent or any Designated Subsidiary whose employees are intended to be offered the opportunity to be

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granted Options that are qualifying under Section 423 of the Code are eligible to participate in any one or more of the Offerings under the Plan, except where prohibited by law PROVIDED THAT as of the Offering Date they have completed any Service Requirement. For the avoidance of doubt, interns and contractors are not eligible to participate.
7.Participation
7.1An employee who is eligible pursuant to Rule 6 as of any Offering Date may participate in such Offering by submitting an enrolment form (which may be in writing or electronic form) to their appropriate payroll location (or such other person as the Parent may direct) at least ten (10) business days before the Offering Date (or by such other deadline as shall be established for the Offering Period). The form will (a) state a whole percentage to be deducted from their Compensation for each pay period during the Offering Period in accordance with Rule 8.1, (b) authorize the purchase of Shares for them in the Offering in accordance with the terms of the Plan and the Offering, and (c) specify the exact name in which Shares purchased for them are to be registered. An employee who does not enrol in accordance with these procedures will be deemed to have waived their right to participate. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.
7.2Unless the Committee determines otherwise, and subject to a Participant's right to withdraw under Rule 10, an eligible employee's enrolment form submitted in accordance with Rule 7.1 shall remain effective for and applicable to subsequent Offerings.
7.3By participating in the Plan, a Participant agrees to be bound by the terms and conditions set out in the Rules to the Plan.
8.Employee Contributions
8.1Each eligible employee may authorize payroll deductions at any whole percentage, not less than 1% and up to a maximum of ten percent (10%) of their Compensation for each pay period (or such lower maximum percentage figure as may be specified by the Committee in relation an Offering), subject to the aggregate dollar limit specified in Rule 11.2 for a given Offering Period. The Parent and/or each Designated Subsidiary will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering Period. No interest will accrue or be paid on payroll deductions.
8.2If, in any of their pay periods, a Participant's net pay is insufficient to allow for the deduction in full of their payroll deduction amount (in consequence of absence from work on parental or other temporary leave), the Committee may allow the Participant to make other arrangements (as agreed by the Committee) for paying the full amount required for that pay period and, in those cases, references in the Plan to payroll deductions shall be read and construed

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accordingly for the Offering Period. This Rule shall be applied by the Committee in a manner that is fair and reasonable.
8.3Subject to Rule 8.2, Participants may not make additional payments in connection with the Plan during or at the end of an Offering Period (including top-ups).
9.Deductions Changes
A Participant may not increase their payroll deduction during any Offering. A Participant may decrease their payroll deduction during an Offering with the consent of the Committee. A Participant may terminate their payroll deduction for the remainder of the Offering and withdraw from the Offering under Rule 10.
10.Withdrawal
10.1A Participant may withdraw from participation in an Offering by delivering a notice of withdrawal (in such form as specified by the Parent) to their appropriate payroll location (or such other person as the Parent may direct). The Participant's Option will lapse on the date the notice is received and their payroll deductions will cease as soon as practicable. Following a Participant's withdrawal, the Parent or Designated Subsidiary will refund to them their entire account balance under the Offering (plus any amount rolled over from previous Offerings), without interest, as soon as practicable. Partial withdrawals are not permitted. The Participant may not begin participation again during the remainder of the Offering Period, but may enrol in a subsequent Offering in accordance with Rule 7.
10.2Any notice of withdrawal received within the period of one month before the Exercise Date will not be effective in respect of the then current Offering Period but will, unless expressed to the contrary, be taken as a notice of withdrawal in respect of the next Offering Period where the Plan is being operated on an evergreen basis (such that a new Offering Period begins as soon as the previous one ends).
11.Grant of Options
11.1On each Offering Date, subject to Rule 11.2 and the limits in Rule 4, the Parent will grant to each eligible employee who has submitted an enrolment form in accordance with Rule 7.1 an Option to purchase, on the Exercise Date (or exercise date under Rule 18, if earlier), such number of Shares as could be purchased at the Option Price using the employee's accumulated payroll deductions for that Offering (plus any amount rolled over from one or more previous Offerings).
11.2No employee may be granted an Option if, immediately after the Option was granted, such employee would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Parent or any parent corporation

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or Subsidiary. For the purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits their rights to purchase Shares under the Plan, and any other employee stock purchase plan of the Parent and any parent corporations and Subsidiaries, to accrue at a rate which exceeds $25,000 (or such other limit specified in Section 423(8) of the Code), calculated using the Fair Market Value (determined on the Offering Date), for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be calculated and construed accordingly.
12.Exercise of Option and Purchase of Shares
12.1Subject to Rule 12.2, each Participant who continues to be an employee within the Group on the Exercise Date shall be deemed to have automatically exercised their Option on such date.
12.2If the Fair Market Value at the Exercise Date is less than or equal to the Option Price, the Option shall lapse and the Participant's accumulated payroll deductions for that Offering shall be refunded, without interest, to the Participant as soon as practicable.
12.3When a Participant exercises an Option pursuant to any Rule of this Plan, the Option shall be exercised so as to deliver the maximum number of whole Shares subject to the Option as can be purchased at the Option Price using the Participant's accumulated payroll deductions at that time rounded down to the nearest whole number, subject to any other limitations contained in the Plan. To the extent an Option is not so exercised, it shall lapse.
12.4Subject to Rule 12.2, the Committee may exercise its discretion, where it considers that it is necessary or desirable to do so, to provide that any amount remaining in a Participant's account at the end of an Offering Period will be rolled over to the next Offering or refunded, without interest, to the Participant as soon as practicable.
13.Alternative Settlement on Exercise
13.1Where an Option has been duly exercised in respect of any number of Shares and those Shares have not yet been issued or transferred, the Committee may determine that either:
13.1.1a Group Company shall procure the sale on behalf of the Participant of such Shares and pay to the Participant the net proceeds of sale; or
13.1.2in substitution for (and satisfaction of) their right to acquire such number of Shares, the Participant shall be paid a sum equal to the Cash Equivalent of that number of Shares.

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13.2As soon as reasonably practicable after:
13.2.1the Shares are sold pursuant to Rule 13.1.1; and/or
13.2.2a determination has been made under Rule 13.1.2 that a Participant shall be paid a Cash Equivalent in substitution for (and satisfaction of) their right to acquire Shares, the relevant Group Company shall pay to the Participant or procure the payment to the Participant of that sum in cash (converted using the Exchange Rate in effect at that time, where relevant, and subject to Rule 19) and shall ensure that the Participant's payroll deductions (or the Participant's payroll deductions equal to the aggregate Option Price payable in relation to the exercise of the Participant's Option) are refunded to the Participant, without interest, as soon as practicable, with any balance being rolled over or refunded in accordance with Rule 12.4.
13.3Where the Committee makes a determination under Rule 13.1.2:
13.3.1subject to Rule 13.3.2, the Participant will not be required to pay any cash amount in respect of the Option Price otherwise payable for the exercise of the Option on that occasion; and
13.3.2in relation to an Option to subscribe, unless (and to the extent that) the Board of Directors gives an Undertaking, the Participant will be required to pay the aggregate nominal value of any Shares acquired by them, in which case the Parent shall specify the arrangements for collecting such nominal value from the Participant, which may include it being taken into consideration in the application of this Rule 13.
13.4In relation to any Option, the Committee may determine, in its discretion, that the number of Shares subject to such Option shall be reduced (on such basis as it determines appropriate) to take account of the aggregate Option Price payable and/or any Tax Liability which may arise, in which case the value of the number of Shares by which the Option is reduced in order to reflect the Tax Liability which may arise (as determined by the Committee based on the Fair Market Value at that time) shall be paid in cash (converted using the Exchange Rate in effect at that time, where relevant) to the Participant as soon as reasonably practicable, subject to any relevant deductions in accordance with Rule 19.1.2.
13.5If the Shares subject to an Option are (or are to be) reduced under Rule 13.4 to take account of the aggregate Option Price payable:
13.5.1subject to Rule 13.5.3, the Participant will not be required to pay any cash amount in respect of the Option Price otherwise payable for the exercise of the Option on that occasion;

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13.5.2the relevant Group Company shall ensure that the Participant's payroll deductions (or the Participant's payroll deductions equal to the aggregate Option Price payable in relation to the exercise of the Participant's Option, as appropriate) are refunded to the Participant, without interest, as soon as practicable, with any balance being rolled over or refunded in accordance with Rule 12.4; and
13.5.3in relation to an Option to subscribe, unless (and to the extent that) the Board of Directors gives an Undertaking, the Participant will be required to pay the aggregate nominal value of any Shares acquired by them, in which case the Parent shall specify the arrangements for collecting such nominal value from the Participant, which may include it being taken into consideration in the application of this Rule 13.
13.6The Committee may determine, in its discretion, that it shall settle the exercise of an Option, in whole or in part, by using any combination of the methods set out in this Rule 13.
14.Rights on Death or Other Termination of Employment
14.1If a Participant's employment terminates before the Exercise Date for any Offering Period for any reason other than death, no further payroll deductions will be taken from any pay due and owing to the Participant, their Option will lapse and the balance in their account will be paid to them as if they had validly withdrawn from the Plan under Rule 10. For the purposes of this Rule 14, a Participant's employment shall be treated as terminating on the date the Participant ceases to be employed by a Group Company without immediately commencing employment with another Group Company.
14.2If a Participant dies whilst in employment within the Group before the Exercise Date for an Offering, no further payroll deductions will be taken from any pay due and owing to the Participant and their designated beneficiary shall have the right to elect either to exercise the Participant's Option on the Exercise Date for the Offering (or exercise date under Rule 18) or to withdraw from the Offering. Such election shall be made by notice to the Parent (or such other person as the Parent shall direct) in the form determined by the Parent, delivered prior to the Exercise Date (or exercise date under Rule 18, as appropriate) and not later than sixty (60) days (or such other period as the Committee may determine) after the Participant's death. If the designated beneficiary elects to withdraw, or makes no election within the applicable time period, the Option will lapse and the balance of the Participant's account will be paid to their designated beneficiary as if the Participant had validly withdrawn from the Plan under Rule 10. Beneficiaries shall be designated in the manner provided by the Parent.
15.Issues or Transfers of Shares
15.1The Parent shall issue or transfer or procure the issue or transfer of the number of Shares in respect of which an Option is duly exercised to, or to the order of, a Participant as soon as practicable following the exercise of their Option (subject to Rule 19).

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15.2For the purposes of the Plan, Shares delivered following exercise of an Option may be newly issued Shares, Treasury Shares or Shares transferred by a third party.
15.3Neither the granting of an Option to a Participant nor the deductions from their pay shall constitute such Participant a shareholder of the Shares subject to that Option until such Shares have been purchased by the Participant and issued or transferred to them.
15.4If a Participant requests, some or all of the Shares the Participant acquires on exercise of their Option may be issued or transferred to a nominee of the Participant, provided that beneficial ownership of the Shares vests in the Participant.
15.5Certificates (or other evidence of ownership) representing Shares purchased under the Plan may be issued only in the name of the Participant or in the name of a nominee authorized by that Participant.
15.6All allotments, issues, transfers and sales of Shares will be subject to the Parent's Articles of Association and all applicable rules of any securities exchange on which Shares are listed or traded and any necessary consents or governmental approvals under any relevant enactments or regulations for the time being in force in the UK, the US or elsewhere. A Participant will be responsible for complying with any requirements the Participant needs to fulfil in order to obtain or avoid the necessity for any such consent or approval.
15.7The Parent may require, as a condition of exercise of any Option, that such exercise be permissible under all applicable laws, including without limitation under the US Securities Act of 1933, as amended, and comply with the requirements of any exchange on which the Shares are then admitted to trading. In connection therewith, the Parent may require, as a condition of the effectiveness of the exercise of any Option, that the Participant shall have made such representations, in a manner satisfactory to the Parent, and agreed to such transfer limitations, as the Committee shall reasonably require.
15.8All Shares issued or transferred pursuant to the Plan shall rank equally in all respects with the Shares then in issue except that:
15.8.1Shares issued pursuant to the Plan will not have any rights attaching to Shares by reference to a record date preceding the date of allotment; and
15.8.2in respect of Shares transferred (including a transfer of Treasury Shares) pursuant to the Plan, a Participant will be entitled only to those rights attaching to Shares by reference to a record date on or after the transfer date.

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16.Rights Not Transferable
16.1Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and Options are exercisable only by the Participant.
16.2An Option shall lapse immediately if the Participant, whether voluntarily or involuntarily, transfers or assigns it (or any rights in respect of it) or mortgages, charges or otherwise disposes of it or of any rights in respect of it (except as provided in Rule 16.1) or, to the extent permitted by applicable law, is adjudicated bankrupt.
17.Application of Funds
All funds received or held by the Parent or any Designated Subsidiary under the Plan may be combined with other corporate funds and may be used for any corporate purpose.
18.Corporate Events
18.1Change in Control, reconstructions and option exchanges
18.1.1In the event of a Change in Control, if the Acquiring Company (or another body corporate determined by the Acquiring Company) does not makes an offer to exchange all subsisting Options for the grant of New Options within 30 days of the date of the Change in Control, any subsisting Options may be exercised for a period of 30 days from the date of the Change in Control and, at the end of this 30-day period, any unexercised Options shall lapse.
Where an Acquiring Company (or another body corporate determined by the Acquiring Company) does offer to exchange all subsisting Options under this Rule 18.1.1, unless the Committee determines otherwise (in which case it shall determine whether Options shall lapse to the extent not exchanged), each Participant shall be deemed to accept the New Option that corresponds to their subsisting Option.
Winding-up
18.1.2If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Parent, then the Parent shall notify all Participants as soon as is practicable and any subsisting Options shall be exercisable (but so that any exercise shall be conditional upon such resolution being passed) from the date of receipt of such notification until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Subject to Rule 18.1.4, immediately after such a resolution is passed, any unexercised Options shall lapse.

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General
18.1.3In the event of a Change in Control, the Committee shall be entitled at any time to specify that all subsisting Options shall lapse and cease to be exercisable at the end of a period of not less than 30 days by notice to the Participants to this effect. At the end of the period so specified, any unexercised Options shall lapse and cease to be exercisable.
18.1.4An Option, whether or not exercisable prior to or as a result of the occurrence of a Change in Control or an event specified in Rule 18.1.2, shall, if a Change in Control or an event so specified in Rule 18.1.2 occurs, lapse in accordance with the relevant sub-rule of Rule 18.1 or, if earlier, as determined by any other provision of these Rules dealing with the time of lapse. Where prior to the date an Option lapses there occurs a further Change in Control or event specified in Rule 18.1.2, an Option shall lapse on the earlier of the date determined by the preceding part of this Rule 18.1.4 and the date of lapse relevant to the further Change in Control or event specified in Rule 18.1.2.
18.1.5A New Option shall not be exercisable by virtue of the event pursuant to which it was granted. A New Option granted in consideration of the release of a subsisting Option shall be evidenced by an Option document which shall import the relevant provisions of these Rules, subject only to such amendments as the Committee considers are necessary or appropriate to reflect the change in identity of the company over whose shares the New Option subsists and similar consequential changes.
18.1.6No Option shall be exercised pursuant to this Rule 18.1 on a date later than the Exercise Date for such Offering Period. If any condition on exercise of an Option that arises under this Rule 18.1 has not been satisfied by the Exercise Date, unless the Committee determines that Rule 12.1 shall apply instead, such condition shall be deemed not satisfied and such Option shall lapse on that date.
18.1.7Any amount remaining in a Participant's account following the application of this Rule 18.1, shall be refunded, without interest, to the Participant as soon as practicable (except where an Option is to be released in consideration of the grant of a New Option).
18.1.8An Option shall be exercised under this Rule 18 by notice given by the Participant in such form and to such person as determined by the Parent.
18.2Variation of Share Capital
18.2.1In the event of any variation of the share capital of the Parent, including, but without prejudice to the generality of the preceding words, any capitalisation, rights issue,

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open offer, consolidation, sub-division, reduction of capital, and/or in the event of a special dividend or distribution in specie (including a demerger in the form of a distribution in specie) or other demerger in whatever form the number of Shares subject to any Option and the Option Price may be adjusted by the Committee in such manner as is, in its opinion, fair and reasonable PROVIDED THAT such variation does not amount to a modification of the Option for the purposes of Section 424(h) of the Code and that the Option Price for a Share subject to an Option to subscribe is not reduced below its nominal value unless (and to the extent that) the Board of Directors gives an Undertaking.
18.2.2A variation pursuant to Rule 18.2.1 shall be deemed to be effective from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within the period from the record date to the date when the Options are adjusted shall be treated as exercised with the benefit of the variation.
18.2.3The Parent shall take such steps as the Committee considers necessary to notify Participants of any adjustment made under Rule 18.2.1.
18.3Other changes affecting the Shares
In the event of any other change affecting the Shares, such adjustment may be made as shall be deemed equitable by the Committee to give proper effect to such event PROVIDED THAT it does not amount to a modification of the Option for the purposes of Section 424(h) of the Code.
19.Tax Withholding and Tax Liability
19.1By participating in the Plan, each Participant:
19.1.1agrees that the Participant shall be responsible for and shall bear any Tax Liability that may arise and shall reimburse the relevant Group Company (or former Group Company) for any Tax Liability that arises;
19.1.2agrees that the relevant Group Company (or former Group Company) shall have the right to deduct any amount representing any Tax Liability that arises from any payment of any kind otherwise due to the Participant, including a refund of payroll deductions under the Plan, or to make any other arrangements necessary for the Group Company (or former Group Company) to satisfy the Tax Liability; and
19.1.3authorises any Group Company:

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(i)to sell or procure the sale on the Participant's behalf of such number of the Shares the Participant acquires on exercise as the Parent deems appropriate to realise net proceeds sufficient to meet any Tax Liability that arises; and
(ii)to procure payment to the relevant Group Company (or former Group Company) out of the net proceeds of sale of such Shares as mentioned in (i) above (after deduction of all fees, commissions and expenses incurred in relation to such sale) of monies to satisfy any Tax Liability that arises.
20.Notification upon Sale of Shares
Each Participant agrees, by participating in the Plan, that if the Participant holds Shares acquired on exercise of an Option outside of the Parent's or relevant Group Company's corporate nominee facility, the Participant will give the Parent prompt notice of any disposition of Shares purchased under the Plan where such disposition occurs within one year after the date of exercise or within two years after the Offering Date for the Offering in which such Shares were purchased.
21.Amendment of the Plan
21.1Amendment to Plan Rules except Rule 4.1
The Board of Directors or the Committee may at any time, and from time to time, amend the Plan except that, without the prior approval of the shareholders of the Parent, no amendment (save as noted in Rule 21.2) shall be made that increases the number of Shares approved for the Plan, or would require shareholder approval in order for the Plan, as amended, to qualify as an "employee stock purchase plan" under Section 423(b) of the Code or under the rules or regulations of the NASDAQ stock exchange or other applicable exchange on which the Shares are listed.
21.2Amendment to Rule 4.1
In the case of an amendment to Rule 4.1, the Board of Directors or the Committee may make such amendment subject to obtaining approval, within twelve months of such Board of Directors or Committee amendment, by the holders of a majority of the Shares present or represented and entitled to vote at a meeting of the shareholders.
22.Insufficient Shares
If the total number of Shares that would otherwise be purchased on any Exercise Date (or exercise date under Rule 18) for a particular Offering Period plus the number of Shares purchased under previous Offerings under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned among Participants in

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proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Shares on such Exercise Date (or exercise date under Rule 18).
23.Relationship with Contract of Employment
23.1This Rule 23 applies during a Participant's employment and after the termination of a Participant's employment, whether or not the termination is lawful.
23.2Nothing in the Rules or the operation of the Plan forms part of the contract of employment of a Participant as an employee (or former employee). The rights and obligations arising from the employment relationship between the Participant as an employee (or former employee) and the relevant Group Company (or former Group Company) are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment and is not a pensionable benefit.
23.3No person has a right to participate in the Plan. The existence of a contract of employment with any Group Company (or former Group Company) does not give an employee (or former employee) any right or entitlement to participate on a particular basis or at all. Participation in the Plan or the grant of Options on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Options on the same basis, or at all, in any future year. Even repeated participation in the Plan shall not create future entitlements to participate at all.
23.4The terms of the Plan do not entitle an employee (or former employee) to the exercise of any discretion in their favour.
23.5An employee (or former employee) will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the employee (or former employee) even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the employee (or former employee) and their employer (or former employer).
23.6No employee (or former employee) has any right (or additional right) to compensation or damages for any loss or potential loss in relation to the Plan, including any loss in relation to:
23.6.1any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);
23.6.2any exercise of discretion or a decision taken in relation to an Option, Offering Period or to the Plan, or any failure to exercise a discretion or take a decision by Parent, the Committee or Board of Directors, as applicable; and/or

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23.6.3the operation, suspension, termination or amendment of the Plan.
23.7By participating in the Plan, each Participant waives any and all rights to compensation and damages in connection with the Plan (including, in particular, those described in Rule 23.6) in consideration for, and as a condition of, the grant of an Option under the Plan.
24.Data Protection
24.1During the Participant's participation in the Plan, the Company will have access to and process, or authorise the processing of, personal data (as defined in the Data Protection Act 2018, the EU General Data Protection Regulation 5419/16 in such form as incorporated into the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (as amended) and any regulations thereunder and/or any implementing legislation (together, the "Data Protection Laws")) held and controlled by any Group Member and relating to employees or customers of any Group Member, or other individuals. Each Group Member will comply with the terms of the Data Protection Laws, and the Company's data protection policies issued from time to time, in relation to such data.
24.2Any Group Member and its employees and agents may, from time to time, hold, process and disclose Participants' personal data in accordance with the terms of the Company's employee privacy notice and data protection policy in force from time to time.
25.Notices
25.1Except as otherwise provided in this Plan, any notice or other communication under or in connection with the Plan may be given by any person to an employee or Participant personally or sent by post to the employee's or Participant's work or home address (as last known by the sender to be the employee's or Participant's address) or given electronically and, subject to Rule 25.4, any notice or other communication given in accordance with this Rule 25.1 shall be deemed to have been given:
25.1.1upon delivery if given personally;
25.1.2after 48 hours if sent by post (72 hours if overseas); or
25.1.3at the time of transmission if given electronically.
25.2Any notice or other communication sent to an employee or Participant shall be deemed to have been duly given notwithstanding that such employee or Participant is then deceased (and whether or not any Group Company has notice of the Participant's death) except where the employee's or Participant's designated beneficiary has established their entitlement to the satisfaction of the Parent and supplied to the Parent an alternative address to which documents are to be sent.

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25.3Any notice or other communication to be given under or in connection with the Plan may be given to the Parent or another Group Company (as appropriate) or other such person as may be nominated from time to time by the Parent or relevant Group Company (as appropriate) personally or sent by post or facsimile transmission or given electronically but shall not in any event be duly given unless it is in the form specified and actually received (or, in the case of an email, opened) by the secretary of the Parent or Group Company (as appropriate) or such other person as may be nominated by them from time to time.
25.4For the purposes of the Plan, an email shall be treated as not having been duly sent or received if the recipient of the email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or software which could alter, damage or interfere with any computer software or email.
25.5References in these Rules to notices or other communications being given electronically include those:
25.5.1sent by SMS text message (to the telephone number last known by the sender to be the person's telephone number);
25.5.2sent by email (to the address last known by the sender to be the person's email address); and
25.5.3posted on an internal/external portal to which the employee or Participant has access.
26.Stamp Duty
Any UK stamp duty or stamp duty reserve tax payable in respect of a transfer of Shares to, or to the order of a Participant, pursuant to the Plan (other than stamp duty or stamp duty reserve tax payable on a sale of Shares at the direction of the Participant or pursuant to Rule 19) shall be paid by the Parent or another Group Company.
27.Currency Conversion and Transfer
No member of the Group shall be liable for any loss suffered by a Participant due to movements in currency exchange rates or due to any charges imposed by a bank in relation to the conversion or transfer of monies.
28.Third Party Rights
Except as otherwise expressly stated, neither the Plan nor the grant of any Option nor the UK Contracts (Rights of Third Parties) Act 1999, nor any equivalent statutory provision of the US or any other relevant jurisdiction, shall give any third party any rights under the Plan or any

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Option and that Act (and any such equivalent provision) shall not apply to this Plan or to the terms of any Option granted under it.
29.Provisions of the Plan
29.1Unless the Committee determines otherwise, if any provision of the Plan is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, for the purposes of that jurisdiction:
29.1.1such provision shall be considered severed; and
29.1.2the remainder of the provisions of the Plan shall continue in full force and effect as if the Plan had been established with the invalid, illegal or unenforceable provision eliminated.
30.Termination of the Plan
No Option may be granted after the tenth anniversary of the approval of the Plan by shareholders of the Parent but the Plan may be terminated at any earlier time by the Board or the Committee. If the Plan is terminated, unless otherwise determined by the Committee, any Options and rights of Participants then subsisting shall remain in force and the Participant's accumulated payroll deductions for incomplete Offering Periods (that have not been used to purchase Shares) shall be refunded, without interest, to the Participant as soon as practicable.
31.Governing Law
31.1The Plan and any Option shall be governed by and construed in all respects in accordance with the laws of England and Wales.
31.2The courts of England and Wales shall have jurisdiction in respect of any claims, disputes or differences arising under or in connection with the Plan or any Option.
31.3In relation to the Plan and any documentation relating to or concerning it, the English language versions of the documents will prevail, so that if there is any conflict between the terms or provisions of a document in English and the same document in another language, the document in English will take precedence.
32.Effective Date and Approval of Shareholders
The Plan shall take effect on the date stated on the front page of this Plan, being the later of its adoption by the Board of Directors and its approval by the holders of a majority of the Shares present or represented and entitled to vote at a meeting of shareholders, which

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approval occurred within twelve (12) months of the adoption of the Plan by the Board of Directors.

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Schedule:                 International section of the ARM Holdings plc Employee Stock Purchase Plan (Sub-plan)
1.Application
1.1This Schedule specifies the terms on which the Plan is modified in its application to any Option granted or to be granted to a non-US resident (person residing outside the US or within the US, where the Committee determines it to be appropriate), where the Option is not intended to qualify under Section 423 of the Code.
1.2The Rules of the Plan apply except as, and to the extent, modified in accordance with the terms of this Schedule.
2.Meaning of terms used
2.1Terms defined in Rule 1 of the Plan have the same meanings except as provided otherwise below.
2.2The definitions below shall apply to Options granted under this Schedule:
"Compensation" means the amount of gross basic pay excluding overtime, commissions, incentive or bonus awards, company pension contributions, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains from share options or awards and similar items payable to that person by any member of the Group;
"Exchange Rate" means the exchange rate designated by the Committee from time to time for the purpose of converting local currency other than US dollars into US dollars or British pounds or US dollars or British pounds into local currency other than US dollars, as appropriate;
"Fair Market Value" means, unless the Committee determines otherwise, an amount equal to:
(i)the closing price of a Share of common stock quoted on the NASDAQ stock exchange for the preceding Dealing Day; or
(ii)where relevant, the closing price of an ADS quoted on the NASDAQ stock exchange for the preceding Dealing Day, or, if the Shares or ADSs, as appropriate, are not traded on such exchange, the market value of a Share or ADS, as appropriate, as determined in good faith by the Committee; and
"Phantom Option" means a contingent right to receive, under the Plan, on exercise:

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(iii)a cash sum equal to the amount, if any, by which the Fair Market Value at that time exceeds the Option Price, multiplied by a number of notional Shares, such number of notional Shares (or the formula by which such number will be calculated) to be specified at the Offering Date in connection with the level of contribution the employee agrees to make pursuant to the Offering; and
(iv)a refund of any payroll deductions (or payroll deductions equal to the aggregate Option Price payable in relation to that exercise) taken from the Participant, with any remaining balance to be rolled over or refunded in accordance with Rule 12.4 of the Plan.
3.Eligibility
The Committee may from time to time determine that some or all of the employees (including employees who are also directors) of one or more Designated Subsidiaries may be offered an opportunity to participate in the Plan (as modified by this Schedule) PROVIDED THAT as of the Offering Date they have completed any Service Requirement. Rule 6 of the Plan shall be modified accordingly.
4.Employee contributions
4.1Each eligible employee may authorize payroll deductions at any whole percentage figure, subject to any minimum or maximum as may be specified by the Committee in relation to an Offering Period. The Committee may determine that such payroll deductions will be subject to the aggregate dollar limit specified in Rule 11.2 for a given Offering Period. The Parent and/or each Designated Subsidiary will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering Period. The Committee may specify a different maximum for eligible employees of different Designated Subsidiaries. No interest will accrue or be paid on payroll deductions.
4.2The Committee may determine, in relation to any eligible employee, that contributions to the Plan may be made otherwise than by payroll deduction, in which case the Committee will specify the alternative arrangements for paying the amounts required under the Plan and, in such cases, the Rules of the Plan referring to payroll deductions will be read and construed accordingly.
4.3For the avoidance of doubt, this paragraph 4 is subject to the limits contained in Rule 4 of the Plan.
5.Grant of Options
5.1Rule 11.2 of the Plan shall be replaced with the following provision:

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"No employee may be granted an Option which permits their rights to purchase Shares under the Plan, and any other employee stock purchase plan of the Parent and any parent corporations and Subsidiaries, to accrue at a rate which exceeds $25,000 (or such other limit specified in Section 423(8) of the Code), calculated using the Fair Market Value (determined on the Offering Date), for each calendar year in which the Option is outstanding at any time, if the Board of Directors so determines before the grant of that Option."
6.Phantom Options
6.1The Committee may exercise its discretion, where it considers that it is necessary or desirable to do so, to provide that specified employees (including employees who are also directors) of one or more Designated Subsidiaries who, as of the Offering Date, have completed any Service Requirement, shall receive Phantom Options on substantially the same terms as Options granted under this Schedule (save that there shall be an entitlement to receive cash rather than Shares at exercise).
6.2Following exercise of a Phantom Option, the Parent or any other Group Company shall pay the Participant the cash sum due and refund any relevant payroll deductions, without interest, as soon as practicable, subject to Rule 19 of the Plan.
6.3References to Options in the Plan (including this Schedule) shall be interpreted to include references to Phantom Options where appropriate in the context of a Phantom Option (modified as necessary to take account of the entitlement to cash rather than Shares).
7.Corporate Events
The provisions of Rule 18 of the Plan shall apply except and to the extent otherwise specified by the Committee at the Offering Date.
8.Notification upon Sale of Shares
The provisions of Rule 20 of the Plan shall not apply.
9.References to the Code that do not apply
9.1The last sentence of Rule 7.1 of the Plan shall not apply.
9.2Rules 18.2.1 and 18.3 of the Plan shall have effect so that the requirement for the variation or adjustment not to be a modification of an Option under the Code does not apply.
9.3Rule 21.1 of the Plan shall have effect without the reference to the shareholder approval requirement in the Code.
10.Terms and conditions

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The Committee may impose other terms and/or conditions additional to the Plan on Offerings made in jurisdictions outside of the US if the Committee considers that such conditions are necessary or desirable to obtain or maintain favorable tax treatment for Participants in that jurisdiction.
11.US Section 409A
11.1Notwithstanding Rule 21.1 of the Plan, the Committee shall have authority to amend the terms of any Option granted under this Schedule without the consent of the Participant in any manner whatsoever to the extent that it deems it necessary or desirable to procure or attempt to procure that the Option is not and/or does not become subject to any additional excise tax, interest and/or penalties under Section 409A of the Code.
11.2If any provision of the Plan, as modified by this Schedule and/or the terms of any Option, or prospective Option granted or proposed to be granted to an employee who is subject to taxation under the Code or is likely to become so, would or might contravene any US regulations or US treasury guidance promulgated under or in relation to Section 409A of the Code, or would or might cause such Option or prospective Option to be subject to the additional excise tax, interest and/or penalties under Section 409A of the Code, such provisions of the Plan applicable to the affected Option and/or the terms of a subsisting Option and/or the terms of a prospective Option which it is considered may be or may become subject to taxation under the Code shall be automatically modified (in the case of a subsisting Option) or shall be modified, in each case, in order to maintain to the maximum extent practicable, the original intention of the Plan and/or the terms of the subsisting or other Option without violating the provisions of Section 409A of the Code PROVIDED that such modifications would not themselves cause a breach of the Code.

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